EXHIBIT 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Statements in this report, which are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements may contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or other wording indicating future results or expectations.  Forward-looking statements are subject to risks and uncertainties.  Our actual results may differ materially from the results discussed in these forward-looking statements.  Factors that could cause our actual results to differ materially include, but are not limited to, those discussed in “Risk Factors” in Item 1A of our 2008 Annual Report on Form 10-K/A.  Our business, financial condition or results of operations could be materially adversely affected by any of these factors.  We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that arises after the date of this report.  References in this report to “SanDisk®,” “we,” “our,” and “us,” collectively refer to SanDisk Corporation, a Delaware corporation, and its subsidiaries.

On December 29, 2008, we adopted Financial Accounting Standards Board Staff Position, or FSP, APB 14-1, Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).  We have separately accounted for the liability and equity components of our 1% Senior Convertible Note due 2013 that may be settled in cash upon conversion (including partial cash settlement) in a manner that reflects our economic interest cost.  In addition, we bifurcated the debt into debt and equity components and will accrete the debt discount that will result in the “economic interest cost” being reflected in our Consolidated Statements of Operations.  We have retrospectively applied FSP APB 14-1 to all periods presented, from the issuance of the debt in May 2006, and have recasted the Consolidated Financial Statements presented in this report.

On December 29, 2008, we also adopted Statement of Financial Accounting Standards No. 160 (“SFAS 160”), Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. As a result of the adoption of SFAS 160, the Company has reclassified for all periods presented non-controlling interests, formerly called a minority interest, to a component of equity in the Consolidated Balance Sheets and the net income (loss) attributable to non-controlling interests has been separately identified in the Consolidated Statements of Operations and the Consolidated Statements of Equity.  The Company has also reclassified certain distributions to non-controlling interests from cash flows from operating activities to cash flows from investing activities for fiscal years ended December 28, 2008 and December 30, 2007.  SFAS 160 applies prospectively, except for presentation and disclosure requirements, which have been applied retrospectively to these financial statements.

 The financial information contained in the discussion below reflects only the adjustments related to the adoption of FSP APB 14-1 and does not reflect events occurring after February 26, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K/A, or modify or update those disclosures that may have been affected by subsequent events.

Overview

	Fiscal Years Ended
	December 28, 2008	% of Revenue	December 30, 2007	% of Revenue	December 31, 2006	% of Revenue
	(In thousands, except percentages)
Product revenues	$2,843,243	84.8%	$3,446,125	88.4%	$2,926,472	89.8%
License and royalty revenues	508,109	15.2%	450,241	11.6%	331,053	10.2%
Total revenues	3,351,352	100.0%	3,896,366	100.0%	3,257,525	100.0%
Cost of product revenues	3,288,265	98.1%	2,693,647	69.1%	2,018,052	62.0%
Gross profit	63,087	1.9%	1,202,719	30.9%	1,239,473	38.0%
Operating expenses
Research and development	429,949	12.8%	418,066	10.7%	306,866	9.4%
Sales and marketing	328,079	9.8%	294,594	7.6%	203,406	6.3%
General and administrative	204,765	6.1%	181,509	4.7%	159,835	4.9%
Impairment of goodwill	845,453	25.2%	—	—	—	—
Impairment of acquisition-related intangible assets	175,785	5.2%	—	—	—	—
Amortization of acquisition-related intangible assets	17,069	0.5%	25,308	0.6%	17,432	0.5%
Write-off of acquired in-process technology	—	—	—	—	225,600	6.9%
Restructuring and other	35,467	1.1%	6,728	0.2%	—	—
Total operating expenses	2,036,567	60.8%	926,205	23.8%	913,139	28.0%
Operating income (loss)	(1,973,480)	(58.9)%	276,514	7.1%	326,334	10.0%
Other income	21,106	0.6%	76,144	2.0%	77,021	2.4%
Income (loss) before provision for taxes	(1,952,374)	(58.3)%	352,658	9.1%	403,355	12.4%
Provision for income taxes	34,250	1.0%	156,831	4.1%	221,343	6.8%
Net income (loss)	(1,986,624)	(59.3)%	195,827	5.0%	182,012	5.6%
Less: Net income attributable to non-controlling interests	—	—	5,211	0.1%	1,619	0.1%
Net income (loss) attributable to common stockholders	$(1,986,624)	(59.3)%	$190,616	4.9%	$180,393	5.5%

General

We are the inventor of and worldwide leader in NAND-based flash storage cards.  Our mission is to provide simple, reliable and affordable storage for consumer use in portable devices.  We sell SanDisk branded products for consumer electronics through broad global retail and OEM distribution channels.

We design, develop and manufacture products and solutions in a variety of form factors using our flash memory, controller and firmware technologies.  We source the vast majority of our flash memory supply through our significant venture relationships with Toshiba which provide us with leading-edge, low-cost memory wafers.  Our cards are used in a wide range of consumer electronics devices such as mobile phones, digital cameras, gaming devices and laptop computers.  We also produce USB drives, MP3 players, SSDs, and embedded flash storage products.

Our results are primarily driven by worldwide demand for flash storage devices, which in turn depends on end-user demand for electronic products.  We believe the market for flash storage is generally price elastic.  Accordingly, we expect that as we reduce the price of our flash devices, consumers will demand an increasing number of gigabytes and/or units of memory and that over time, new markets will emerge.  In order to profitably capitalize on price elasticity of demand in the market for flash storage products, we must reduce our cost per gigabyte at a rate similar to the change in selling price per gigabyte, and the average capacity of our products must grow enough to offset price declines.  We seek to achieve these cost reductions through technology improvements, primarily by increasing the amount of memory stored in a given area of silicon.

We adopted Statement of Financial Accounting Standards No. 157, or SFAS 157, Fair Value Measurements, as of the beginning of fiscal year 2008.  In February 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually.  Therefore, we have only adopted the provisions of SFAS 157 with respect to our financial assets and liabilities.  SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The adoption of this statement did not have a material impact on our consolidated results of operations and financial condition.  See Note 3, “Investments and Fair Value Measurements,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

We adopted Statement of Financial Accounting Standards No. 159, or SFAS 159, Establishing the Fair Value Option for Financial Assets and Liabilities, which permits entities to elect, at specified election dates, to measure eligible financial instruments at fair value.  As of December 28, 2008, we did not elect the fair value option for any financial assets and liabilities that were not previously measured at fair value.  See Note 3, “Investments and Fair Value Measurements,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

Critical Accounting Policies & Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Use of Estimates.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities.  On an ongoing basis, we evaluate our estimates, including, among others, those related to customer programs and incentives, product returns, bad debts, inventories and related reserves, investments, long-lived assets, income taxes, warranty obligations, restructuring, contingencies, share-based compensation, and litigation.  We base our estimates on historical experience and on other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities when those values are not readily apparent from other sources.  Estimates have historically approximated actual results.  However, future results will differ from these estimates under different assumptions and conditions.

Valuation of Long-Lived Assets, Intangible Assets and Goodwill. In accordance with Statement of Financial Accounting Standards No. 144, or SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we perform tests for impairment of long-lived assets whenever events or circumstances suggest that other long-lived assets may not be recoverable.  This analysis differs from our goodwill analysis in that an impairment is only deemed to have occurred if the sum of the forecasted undiscounted future cash flows related to the assets are less than the carrying value of the asset we are testing for impairment.  If the forecasted cash flows are less than the carrying value, then we must write down the carrying value to its estimated fair value based primarily upon forecasted discounted cash flows.  We recorded impairments of certain acquisition-related amortizable intangible assets of $176 million in fiscal year 2008 based primarily upon forecasted discounted cash flows.  In addition, we recorded impairments of our investments in Flash Partners and Flash Alliance of $83 million in fiscal year 2008 based primarily upon forecasted discounted cash flows.  These forecasted discounted cash flows include estimates and assumptions related to revenue growth rates and operating margins, risk-adjusted discount rates based on our weighted average cost of capital, future economic and market conditions and determination of appropriate market comparables.  Our estimates of market segment growth and our market segment share and costs are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying business.  Our business consists of both established and emerging technologies and our forecasts for emerging technologies are based upon internal estimates and external sources rather than historical information.  If future forecasts are revised, they may indicate or require future impairment charges.  We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain.  Actual future results may differ from those estimates.

We perform our annual impairment analysis of goodwill on the first day of the fourth quarter of each year, or more often if there are indicators of impairment present.  The provisions of Statement of Financial Accounting Standards No. 142, or SFAS 142, Goodwill and Other Intangible Assets, require that a two-step impairment test be performed on goodwill.  In the first step, or Step 1, we compare our fair value to our carrying value.  If the fair value exceeds the carrying value of the net assets, goodwill is considered not impaired and we are not required to perform further testing.  If the carrying value of the net assets exceeds the fair value, then we must perform the second step, or Step 2, of the impairment test in order to determine the implied fair value of goodwill.  If the carrying value of goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.  To determine the fair value used in Step 1, we use our market capitalization based upon our quoted closing stock price per NASDAQ, including an estimated control premium that an investor would be willing to pay for a controlling interest in us.  The determination of a control premium requires the use of judgment and is based primarily on comparable industry and deal-size transactions, related synergies and other benefits.  When we are required to perform a Step 2 analysis, determining the fair value of our net assets and our off-balance sheet intangibles used in Step 2 requires us to make judgments and involves the use of significant estimates and assumptions.  We performed our annual impairment test on the first day of  the fourth quarter of fiscal year 2008 and determined that the goodwill was not impaired.  However, based on a combination of factors, including the economic environment, our current and forecasted operating results, NAND-industry pricing conditions  and a sustained decline in our market capitalization, we concluded that there were sufficient indicators to require us to perform an interim goodwill impairment analysis during the fourth quarter of fiscal year 2008 and we recognized an impairment charge of $845.5 million.

Revenue Recognition, Sales Returns and Allowances and Sales Incentive Programs.  We recognize revenues when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title and acceptance, if applicable, fixed pricing and reasonable assurance of realization.  Sales made to distributors and retailers are generally under agreements allowing price protection and/or right of return and, therefore, the sales and related costs of these transactions are deferred until the retailers or distributors sell the merchandise to their end customer, or the rights of return expire.  At December 28, 2008 and December 30, 2007, deferred income from sales to distributors and retailers was $75.7 million and $167.3 million, respectively.  Estimated sales returns are provided for as a reduction to product revenue and deferred revenue and were not material for any period presented in our Consolidated Financial Statements.

We record estimated reductions to revenue or to deferred revenue for customer and distributor incentive programs and offerings, including price protection, promotions, co-op advertising, and other volume-based incentives and expected returns.  Additionally, we have incentive programs that require us to estimate, based on historical experience, the number of customers who will actually redeem the incentive.  All sales incentive programs are recorded as an offset to product revenues or deferred revenues.  In calculating the value of sales incentive programs, actual and estimated activity is used based upon reported weekly sell-through data from our customers.  The timing and resolution of these claims could materially impact product revenues or deferred revenues.  In addition, actual returns and rebates in any future period could differ from our estimates, which could impact the revenue we report.

Inventories and Inventory Valuation.  Inventories are stated at the lower of cost (first-in, first-out) or market.  Market value is based upon an estimated average selling price reduced by estimated costs of disposal.  The determination of market value involves numerous judgments including estimating average selling prices based upon recent sales, industry trends, existing customer orders, current contract prices, industry analysis of supply and demand and seasonal factors.  Should actual market conditions differ from our estimates, our future results of operations could be materially affected.  The valuation of inventory also requires us to estimate obsolete or excess inventory.  The determination of obsolete or excess inventory requires us to estimate the future demand for our products within specific time horizons, generally six to twelve months.  To the extent our demand forecast for specific products is less than both our product on-hand and on noncancelable orders, we could be required to record additional inventory reserves, which would have a negative impact on our gross margin.

Accounting for Variable Interest Entities.  We evaluate whether entities in which we have invested are variable interest entities within the definition of the FASB Interpretation No. 46R, or FIN 46R, Accounting for Variable Interest Entities.  If those entities are variable interest entities, or VIEs, we then determine whether we are the primary beneficiary of that entity by reference to our contractual and business arrangements with respect to expected gains and losses.  The assessment of the primary beneficiary includes an analysis of the forecast and contractual stipulations of the VIE.  Determining whether we would consolidate or apply the equity method to a particular VIE requires review of the VIE’s forecast, which involves analysis of company specific data, industry data, known trends and uncertainties, which are inherently subjective.  Consolidating a VIE under FIN 46R rather than using the equity method can materially impact revenue, gross margin and operating income trends.

Deferred Tax Assets.  We must make certain estimates in determining income tax expense for financial statement purposes.  These estimates occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.  In determining the need for and amount of our valuation allowance, we assess the likelihood that we will be able to recover our deferred tax assets using historical levels of income, estimates of future income and tax planning strategies.  We have incurred cumulative losses in recent years and determined in the fourth quarter of fiscal year 2008, based on all available evidence, that there was substantial uncertainty as to the realizability of the deferred tax assets in future periods and accordingly we recorded a valuation allowance against a significant portion of our U.S. and certain foreign net deferred tax assets.

Our estimates for tax uncertainties require substantial judgment based upon the period of occurrence, complexity of the matter, available federal tax case law, interpretation of foreign laws and regulations and other estimates.  There is no assurance that domestic or international tax authorities will agree with the tax positions we have taken which could materially impact future results.

Results of Operations

Product Revenues.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Retail	$1,812.9	(16)%	$2,162.5	9%	$1,975.5
OEM	1,030.3	(20)%	1,283.6	35%	951.0
Product revenues	$2,843.2	(17)%	$3,446.1	18%	$2,926.5

The decrease in our fiscal year 2008 product revenues compared to fiscal year 2007 reflected a 62% reduction in average selling price per gigabyte, partially offset by a 125% increase in the number of gigabytes sold, which reflected 15% growth in memory product units sold and 96% growth in average capacity.  The decline in retail product revenues in fiscal year 2008 compared to fiscal year 2007 was due to aggressive price declines partially offset by a 116% increase in gigabytes sold.  The decline in original equipment manufacturer, or OEM, product revenues in fiscal year 2008 compared to fiscal year 2007 was due to aggressive price declines, partially offset by a 135% increase in gigabytes sold, and the discontinuation of TwinSys Data Storage Limited Partnership, or TwinSys, operations on March 31, 2007, which contributed $53 million of product revenues in the first quarter of fiscal year 2007 prior to ceasing operations.  We believe the unit growth of 15% in fiscal year 2008 was below the 75% unit growth in fiscal year 2007 due primarily to deteriorating worldwide economic conditions.

The increase in our fiscal year 2007 product revenues was comprised of a 190% increase in the number of gigabytes sold, partially offset by a 60% reduction in average selling price per gigabyte.  Our unit sales increased 75% compared to fiscal year 2006 with the strongest unit growth coming from cards for mobile phones.  OEM revenue particularly benefited from higher sales of mobile cards and embedded products to mobile handset vendors.  Retail revenue growth benefited from the growing market for cards for mobile phones as well as increased sales of USB flash drives.

Geographical Product Revenues.
	FY 2008		FY 2007		FY 2006
	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total
	(in millions, except percentages)
United States	$1,006.7	35%	$1,193.6	35%	$1,259.8	43%
Asia-Pacific	834.8	29%	944.7	27%	649.5	22%
Europe, Middle East and Africa	752.6	27%	889.7	26%	728.4	25%
Japan	178.3	6%	283.8	8%	194.0	7%
Other foreign countries	70.8	3%	134.3	4%	94.8	3%
Product revenues	$2,843.2	100%	$3,446.1	100%	$2,926.5	100%

Product revenues in fiscal year 2008 compared to fiscal year 2007 decreased in all geographical regions due to aggressive industry price declines partially offset by unit sales growth in all regions except Japan.  Revenue and unit sales in Japan declined on a year over year basis due to lower sales of OEM USB drives and cards, and the discontinuation of TwinSys operations on March 31, 2007, which contributed $53 million of product revenues in the first quarter of fiscal year 2007 prior to ceasing operations.

In fiscal year 2007, revenue growth was strong in both APAC and EMEA primarily as a result of increased sales to OEM mobile handset vendors and the growth of mobile card and USB sales in international retail channels.  Japan revenue increased from fiscal year 2006 to fiscal year 2007 primarily as a result of product revenue from our msystems acquisition in November 2006.  Unit sales in the U.S. increased 41% over fiscal year 2006; however total revenues in the U.S. were lower by 2% due primarily to aggressive price reductions in fiscal year 2007.

License and Royalty Revenues.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
License and royalty revenues	$508.1	13%	$450.2	36%	$331.1

The increase in our fiscal year 2008 license and royalty revenues was primarily due to the addition of new licensees.

The increase in our fiscal year 2007 license and royalty revenues was primarily due to new license agreements as well as increased royalty-bearing sales by our existing licensees.

Gross Margins.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Product gross profit (loss)	$(445.0)	(159)%	$752.5	(17)%	$908.4
Product gross margins (as a percent of product revenue)	(15.7)%		21.8%		31.0%
Total gross margins (as a percent of total revenue)	1.9%		30.9%		38.0%

Product gross margins in fiscal year 2008 decreased 37.5 percentage points compared to fiscal year 2007 primarily due to aggressive industry price declines resulting in the sale of products at negative gross margins and related charges.  The related charges in fiscal year 2008 included:
  Inventory reserves primarily to reduce the carrying value to the lower-of-cost-or-market for both inventory on-hand and in the channel of $394 million.
  Charges of $121 million for adverse purchase commitments associated with under-utilization of Flash Ventures capacity for the 90-day period in which we have non-cancellable orders.
  Impairment in our investments in Flash Partners and Flash Alliance of $83 million
Amortization expense of acquisition-related intangible assets is expected to decline in fiscal year 2009 primarily due to impairments recorded in fiscal year 2008.

In fiscal years 2008, 2007 and 2006, we sold $27 million, $13 million and $14 million, respectively, of inventory that had been fully written-off in previous periods.

Product gross margins in fiscal year 2007 decreased 9.2 percentage points compared to fiscal year 2006 due to excess industry supply which led to price per megabyte declining faster than cost per megabyte and also led to lower-of-cost-or-market inventory charges.  Gross margin was also negatively impacted by charges for excess inventory of certain products and Flash Alliance venture costs, partially offset by insurance proceeds related to claims on a fab power outage that occurred in the first quarter of fiscal year 2006.  In addition, cost of product increased due to amortization of acquisition-related intangible assets of $65 million, which accounted for approximately 1.4 percentage points.

Research and Development.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Research and development	$429.9	3%	$418.1	36%	$306.9
Percent of revenue	12.8%		10.7%		9.4%

Our fiscal year 2008 research and development expense growth was primarily due to an increase in payroll, payroll-related expenses and headcount-related expenses of approximately $21 million, an increase in consulting and material and equipment costs of $6 million, partially offset by lower share-based compensation expense of ($10) million and lower Flash Venture related costs of ($7) million.  The growth in fiscal year 2008 research and development expense reflects parallel investment in NAND X2, X3 and X4 storage technologies, and 3D Read/Write memory architecture technology.

Our fiscal year 2007 research and development expense growth was primarily due to an increase in payroll and payroll-related expenses of $43 million associated with headcount growth and our acquisition of msystems, higher consultant and outside service costs of $17 million, higher non-recurring engineering and material costs of $11 million and share-based compensation expense of $8 million related to increased headcount.  In addition, in fiscal year 2007 we recognized Flash Alliance start-up costs of $18 million.

Sales and Marketing.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Sales and marketing	$328.1	11%	$294.6	45%	$203.4
Percent of revenue	9.8%		7.6%		6.3%

Our fiscal year 2008 sales and marketing expense growth over the comparable period in fiscal year 2007 was primarily due to increased branding and merchandising costs of $34 million and increased employee-related costs of $13 million, partially offset by lower share-based compensation expense of ($12) million.  The growth in branding and merchandising and employee-related costs primarily reflected expansion of our international sales channels.  Due to our restructuring activities in the fourth quarter of fiscal year 2008, we anticipate that our sales and marketing expenses will be lower in fiscal year 2009 than in fiscal year 2008.  For further discussion, see “Restructuring Charges and Other” below.

Our fiscal year 2007 sales and marketing expense growth included increased advertising and promotional costs on a worldwide basis of approximately $41 million.  In addition, payroll and payroll-related expenses increased $31 million and share-based compensation expense increased $9 million, both related to full-year increased headcount and our acquisition of msystems in November 2006.

General and Administrative.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
General and administrative	$204.8	13%	$181.5	14%	$159.8
Percent of revenue	6.1%		4.7%		4.9%

Our fiscal year 2008 general and administrative expense growth over the comparable period in fiscal year 2007 was primarily related to increased legal and outside advisor costs of $30 million and bad debt expense of $5 million, partially offset by lower share-based compensation costs of ($9) million and payroll and employee-related costs of ($3) million.  Our legal and outside advisor costs increased in fiscal year 2008 as compared to fiscal year 2007 primarily due to increased patent and anti-trust litigation expenses as well as expenses incurred in connection with strategic initiatives.  Due to our restructuring activities in the fourth quarter of fiscal year 2008, we expect that our general and administrative payroll and employee-related expenses will be lower in fiscal year 2009 than in fiscal year 2008.  For further discussion, see “Restructuring Charges and Other” below.

Our fiscal year 2007 general and administrative expense increases were primarily related to increased payroll, payroll-related expenses and share-based compensation expense associated with headcount increases including our acquisition of msystems in November 2006.

Impairment of Goodwill.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Impairment of goodwill	$845.5	100%	n/a	—	n/a
Percent of revenue	25.2%		n/a		n/a

In accordance with SFAS 142, goodwill is not amortized, but instead is reviewed and tested for impairment at least annually and whenever events or circumstances occur which indicate that goodwill might be impaired.  We performed our annual impairment test on the first day of the fourth quarter of fiscal year 2008 and determined that the goodwill was not impaired.  However, based on a combination of factors, including the economic environment, current and forecasted operating results, NAND-industry pricing conditions and a sustained decline in our market capitalization, we concluded that there were sufficient indicators to require an interim goodwill impairment analysis during the fourth quarter of fiscal year 2008 and we recognized an impairment charge of $845.5 million.

Impairment of Acquisition-Related Intangible Assets.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Impairment of acquisition-related intangible assets	$175.8	100%	n/a	—	n/a
Percent of revenue	5.3%		n/a		n/a

In accordance with SFAS 144, we recorded a $176 million impairment on acquisition-related intangible assets in the fourth quarter of fiscal year 2008.  This impairment was based upon forecasted discounted cash flows which considered factors including a reduced business outlook primarily due to NAND-industry pricing conditions.

Amortization of Acquisition-Related Intangible Assets.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Amortization of acquisition-related intangible assets	$17.1	(32)%	$25.3	45%	$17.4
Percent of revenue	0.5%		0.6%		0.5%

Amortization of acquisition-related intangible assets in fiscal year 2008 compared to fiscal year 2007 was lower due to intangible assets that were fully amortized in fiscal year 2007.  Our expense from the amortization of acquisition-related intangible assets was primarily related to our acquisitions of Matrix in January 2006 and msystems in November 2006.  Amortization expense of acquisition-related intangible assets is expected to decline in fiscal year 2009 primarily due to impairments recorded in fiscal year 2008.

The increase of amortization of acquisition-related intangible assets for the fiscal year ended December 31, 2007 was directly related to twelve months of amortization in fiscal year 2007 from our acquisition of msystems compared to less than two months of amortization in fiscal year 2006.

Write-off of Acquired In-Process Technology.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Write-off of acquired in-process technology	n/a	—	n/a	—	$225.6
Percent of revenue	n/a		n/a		6.9%

As part of the Matrix acquisition in the first quarter of fiscal year 2006 and the msystems acquisition in the fourth quarter of fiscal year 2006, a portion of each purchase price was allocated to acquired in-process technology, which was determined through established valuation techniques in the high-technology industry and written-off at the date of acquisition because technological feasibility had not been established and no alternative future uses existed.  The value was determined by estimating the net cash flows and discounting forecasted net cash flows to their present values.  As of December 28, 2008, we estimated that the remaining in-process projects related to the msystems acquisition would be completed over the next two quarters at an estimated total cost of $4 million.  As of December 28, 2008, all in-process projects related to the Matrix acquisition were completed.

Restructuring Charges and Other.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Restructuring and other	$35.5	430%	$6.7	100%	n/a
Percent of revenue	1.1%		0.2%		n/a

During fiscal years 2008 and 2007, we implemented several restructuring plans which included reductions of our workforce and consolidation of operations.  We recorded restructuring charges and other of $36 million and $7 million in fiscal years 2008 and 2007, respectively.  The goal of these restructuring and other charges was to bring our operational expenses to appropriate levels relative to our net revenues, while simultaneously implementing extensive company-wide expense-control programs.  All expenses, including adjustments, associated with our restructuring plans are included in Restructuring Charges and Other in the Consolidated Statements of Operations.  For further discussion of our restructuring plans, refer to Note 10, “Restructuring Plans,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

Fiscal 2008 Restructuring and Other

We recorded restructuring and other charges of $36 million for plans implemented in fiscal year 2008.  Of these charges, $15 million related to severance and benefits for employee reductions worldwide and $21 million related to marketing contract termination costs, technology license impairments and fixed asset impairments related to outsourcing certain manufacturing activities.  In addition, restructuring and other charges include an accrual for unrelated litigation settlements.

We expect to reduce our annual cost and operating expenses by approximately $53 million as a result of our fiscal year 2008 restructuring plans.  Approximately 19%, 33%, 31% and 17% of the restructuring cost savings related to the fiscal year 2008 restructuring plans are expected to be reflected as a reduction in cost of revenues, research and development expense, sales and marketing expense, and general and administrative expense, respectively.

Fiscal 2007 Restructuring

In the first quarter of fiscal year 2007, management approved and initiated plans to bring our operational expenses to appropriate levels relative to our net revenues, while simultaneously implementing extensive company-wide expense-control programs.  This restructuring plan eliminated certain duplicative assets and resources in all functions of the organization worldwide due to consolidating certain processes in order to reduce our cost structure, which resulted in a charge of $7 million in fiscal year 2007.

Other Income.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Interest income	$94.4	(29)%	$133.4	32%	$101.1
Interest expense	(65.8)	5%	(62.7)	65%	(38.0)
Income (loss) in equity investments	(39.6)	300%	(9.9)	(248)%	6.7
Other income, net	32.1	110%	15.3	113%	7.2
Total other income, net	$21.1	(72)%	$76.1	(1)%	$77.0

Our fiscal year 2008 other income decrease compared to fiscal year 2007 was primarily due to lower interest income in fiscal year 2008 reflecting reduced interest rates and lower cash and investment balances, impairment of our equity investment in Tower of ($19) million, and an impairment of our investment in FlashVision of ($10) million.

Our fiscal year 2007 other income was lower than fiscal year 2006 primarily due to a full year interest and amortization of bond discount expense of ($63) million resulting from our $1.15 billion debt offering in May 2006 and the acquired msystems’ $75 million debt offering, and an impairment charge of ($10) million to the wind-down of our FlashVision investment included in “Income (loss) in equity investments” offset by increased interest income due to higher cash balances.

Provision for Income Taxes.
	FY 2008	Percent Change	FY 2007	Percent Change	FY 2006
	(in millions, except percentages)
Provision for income taxes	$34.3	(78)%	$156.8	(29)%	$221.3
Effective income tax rates	(1.8)%		44.5%		54.9%

Our fiscal year 2008 provision for income taxes was an expense of $34 million with a negative effective tax rate of 1.8%. This is primarily due to the non-deductibility of the goodwill impairment charge and a valuation allowance recorded on certain U.S. and foreign gross deferred tax assets.  The valuation allowance was due primarily to the size of the fiscal year 2008 net loss and that it is not more likely than not that certain U.S. and foreign deferred tax assets will be realized in the future.  Fiscal year 2007 had a provision for income taxes of $157 million and an effective tax rate of 44.5%, which was higher than the statutory rate primarily due to non-deductible share-based compensation expenses and certain foreign losses partially offset by foreign earnings taxed at other than U.S. rates and tax-exempt interest.

Our fiscal year 2007 effective tax rate decreased from fiscal year 2006 primarily due to the fiscal year 2006 write-off of acquired in-process technology and higher tax-exempt interest income in fiscal year 2007.  This decrease was partially offset by foreign losses not benefited and non-deductible share-based compensation expenses.

Our reserve for unrecognized tax benefits related to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, increased by $69 million and $46 million in fiscal years 2008 and 2007, respectively.

Liquidity and Capital Resources

Cash Flows.  Our cash flows were as follows:

	FY 2008	Percent Change	FY 2007		Percent Change	FY 2006
	(in millions, except percentages)
Net cash provided by operating activities	$87.7	(87)%		$653.0	9%	$598.1
Net cash provided by (used in) investing activities	29.3	102%		(1,218.4)	(25)%	(978.1)
Net cash provided by (used in) financing activities	11.0	106%		(181.1)	(115)%	1,197.3
Effect of changes in foreign currency exchange rates on cash	0.3	160%		(0.5)	(138)%	1.3
Net increase (decrease) in cash and cash equivalents	$128.3	117%	$	(747.0)	(191)%	$818.6

Operating Activities.  Cash provided by operating activities is generated by net income (loss) adjusted for certain non-cash items and changes in assets and liabilities.  Cash provided by operations was $88 million for fiscal year 2008 as compared to cash provided by operations of $653 million for fiscal year 2007.  The decline in cash provided by operations in fiscal year 2008 compared to fiscal year 2007 resulted primarily from our net loss of $1.99 billion offset by non-cash impairments.  Cash flow from accounts receivable in fiscal year 2008 was positively impacted by increased collection efforts and by reduced product accounts receivable levels as compared with the prior year period.  The increase in inventory was related primarily to the expansion of capacity and production at Flash Alliance and Flash Partners while revenue from our products declined from fiscal year 2007 to fiscal year 2008.  The increase in other assets was due to the increase in tax receivables related to tax refunds expected on carryback claims due to the fiscal year 2008 net loss.  Within operating activities for fiscal year 2008, there was an increase in cash provided primarily related to an increase in related parties payables due to timing of Flash Ventures payments at fiscal year 2008 year end, an increase in other liabilities related to Flash Ventures capacity under utilization accrual, timing of the cash settlement of outstanding hedge contracts, and lower deferred income on shipments to distributors and retailers related to lower revenue levels.

Operating activities generated $653 million of cash during the fiscal year ended December 30, 2007.  The primary sources of operating cash flow for the fiscal year ended December 30, 2007 were: (1) net income, adjusted to exclude the effect of non-cash charges including depreciation, amortization, share-based compensation, loss on equity investments and deferred taxes, and (2) changes in balance sheet accounts including a decrease in accounts receivable and increases in accounts payable trade and accounts payable to related parties, which were partially offset by increases in inventory and other assets and a decrease in other liabilities.

Investing Activities.  Cash provided from investing activities for fiscal year 2008 was $29 million as compared to cash used in investing activities of $1.12 billion in fiscal year 2007.  The increase in cash provided from investing was primarily related to reduced purchases of short and long-term investments due to our higher liquidity requirements and the return of $103 million on our investment in FlashVision and $40 million from the sale of 200-millimeter fab equipment that we owned directly as compared to the return of $38 million from FlashVision in the fiscal year 2007.  Usage of cash for investments in and loans to Flash Partners and Flash Alliance was $384 million in fiscal year 2008 compared to $651 million in fiscal year 2007.

We used $1.22 billion for investing activities during the fiscal year ended December 30, 2007.  Purchases of short and long-term investments, net of proceeds from sales and maturities of short-term investments, totaled $318 million.  Capital expenditures for the year were $259 million and investments and notes to FlashVision, Flash Partners and Flash Alliance were $613 million, net of repayments.

Financing Activities.  Net cash provided by financing activities for fiscal year 2008 of $11 million as compared to cash used in financing activities of $181 million in fiscal year 2007 was primarily related to lower cash proceeds from employee stock programs and repayment of debt financing in fiscal year 2008 offset by the termination of the share repurchase programs which used cash in fiscal year 2007.

We used $181 million of cash for financing activities during the fiscal year ended December 30, 2007 comprised primarily of $300 million to purchase treasury shares pursuant to our share repurchase program, partially offset by cash received from exercises of share-based awards of $100 million.  Additionally, during the fiscal year ended December 30, 2007, we received a tax benefit of $18 million on employee stock programs.

Liquid Assets.  At December 28, 2008, we had cash, cash equivalents and short-term investments of $1.44 billion.  We have $1.10 billion of long-term investments which we believe are also liquid assets, but are classified as long-term investments due to the remaining maturity of the investment being greater than one year.

Short-Term Liquidity.  As of December 28, 2008, our working capital balance was $1.45 billion.  We expect our loans to and investments in Flash Ventures as well as our investments in property, plant and equipment to be approximately $0.5 billion in fiscal year 2009.

Our short-term liquidity is impacted in part by our ability to maintain compliance with covenants in the outstanding Flash Ventures master lease agreements.  The Flash Ventures master lease agreements contain customary covenants for Japanese lease facilities as well as an acceleration clause for certain events of default related to us as guarantor, including, among other things, our failure to maintain a minimum shareholder equity of at least $1.51 billion, and our failure to maintain a minimum corporate rating of BB- from Standard & Poors, or S&P, or Moody’s Corporation, or a minimum corporate rating of BB+ from Rating & Investment Information, Inc., or R&I.  As of December 28, 2008, Flash Ventures was in compliance with all of its master lease covenants.  While our S&P credit rating was B, two levels below the required minimum corporate rating threshold from S&P, our R&I credit rating was BBB-, one level above the required minimum corporate rating threshold from R&I.

On February 4, 2009, R&I confirmed our credit rating at BBB- with a change in outlook from stable to negative.  If R&I were to downgrade our credit rating below the minimum corporate rating threshold, Flash Ventures would become non-compliant with certain covenants under its master equipment lease agreements and would be required to negotiate a resolution to the non-compliance to avoid acceleration of the obligations under such agreements.  Such resolution could include, among other things, supplementary security to be supplied by us, as guarantor, or increased interest rates or waiver fees, should the lessors decide they need additional collateral or financial consideration under the circumstances.  If a resolution was unsuccessful, we could be required to pay a portion or the entire outstanding lease obligations covered by our guarantee under such Flash Ventures master lease agreements of up to $2.09 billion, based upon the exchange rate at December 28, 2008, which could negatively impact our short-term liquidity.

Long-Term Requirements.  Depending on the demand for our products, we may decide to make additional investments, which could be substantial, in wafer fabrication foundry capacity and assembly and test manufacturing equipment to support our business in the future.  We may also make equity investments in other companies or engage in merger or acquisition transactions.  These activities may require us to raise additional financing, which could be difficult to obtain, and which if not obtained in satisfactory amounts could prevent us from funding Flash Ventures; increasing our wafer supply; developing or enhancing our products; taking advantage of future opportunities; engaging in investments in or acquisitions of companies; growing our business or responding to competitive pressures or unanticipated industry changes; any of which could harm our business.

Financing Arrangements.  At December 28, 2008, we had $1.23 billion of aggregate principal amount in convertible notes outstanding, consisting of $1.15 billion in aggregate principal amount of our 1% Senior Convertible Notes due 2013 and $75.0 million in aggregate principal amount of our 1% Convertible Notes due 2035.  Our 1% Convertible Notes due 2035 may be redeemed in whole or in part by the holders thereof at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on March 15, 2010 and various dates thereafter.

Concurrent with the issuance of the 1% Senior Convertible Notes due 2013, we sold warrants to acquire shares of our common stock at an exercise price of $95.03 per share.  As of December 28, 2008, the warrants had an expected life of approximately 4.6 years and expire in August 2013.  At expiration, we may, at our option, elect to settle the warrants on a net share basis.  As of December 28, 2008, the warrants had not been exercised and remain outstanding.  In addition, counterparties agreed to sell to us up to approximately 14.0 million shares of our common stock, which is the number of shares initially issuable upon conversion of the 1% Senior Convertible Notes due 2013 in full, at a conversion price of $82.36 per share.  The convertible bond hedge transaction will be settled in net shares and will terminate upon the earlier of the maturity date of the 1% Senior Convertible Notes due 2013 or the first day that none of the 1% Senior Convertible Notes due 2013 remain outstanding due to conversion or otherwise.  Settlement of the convertible bond hedge in net shares on the expiration date would result in us receiving net shares equivalent to the number of shares issuable by us upon conversion of the 1% Senior Convertible Notes due 2013.  As of December 28, 2008, we had not purchased any shares under this convertible bond hedge agreement.  See Note 7, “Financing Arrangements,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

Flash Partners and Flash Alliance Ventures with Toshiba.  We are a 49.9% owner in both Flash Partners and Flash Alliance, or hereinafter referred to as Flash Ventures, our business ventures with Toshiba to develop and manufacture NAND flash memory products.  These NAND flash memory products are manufactured by Toshiba at Toshiba’s Yokkaichi, Japan operations using the semiconductor manufacturing equipment owned or leased by Flash Ventures.  This equipment is funded or will be funded by investments in or loans to the Flash Ventures from us and Toshiba as well as through operating leases received by Flash Ventures from third-party banks and guaranteed by us and Toshiba.  Flash Ventures purchase wafers from Toshiba at cost and then resells those wafers to us and Toshiba at cost plus a markup.  We are contractually obligated to purchase half of Flash Ventures’ NAND wafer supply or to pay for 50% of the fixed costs of Flash Ventures.  We are not able to estimate our total wafer purchase obligations beyond our rolling three month purchase commitment because the price is determined by reference to the future cost to produce the wafers.  See Note 14, “Related Parties and Strategic Investments,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

The cost of the wafers we purchase from Flash Ventures is recorded in inventory and ultimately cost of product revenues.  Flash Ventures are variable interest entities; however, we are not the primary beneficiary of these ventures because we are entitled to less than a majority of expected gains and losses with respect to each venture.  Accordingly, we account for our investments under the equity method and do not consolidate.

Under Flash Ventures’ agreements, we agreed to share in Toshiba’s costs associated with NAND product development and our common semiconductor research and development activities.  As of December 28, 2008, we had accrued liabilities related to those common research and development expenses of $4.0 million.  Our common research and development obligation related to Flash Ventures is variable based on an annual forecasted joint research and development costs as mutually agreed upon by us and Toshiba.  In addition to general NAND product development and common semiconductor research performed by Toshiba, both parties perform direct research and development activities specific to Flash Ventures, and our contribution is based on a variable computation.  We and Toshiba each pay the cost of our own design teams and 50% of the wafer processing and similar costs associated with this direct design and development of flash memory.

For semiconductor fixed assets that are leased by Flash Ventures, we and/or Toshiba jointly guarantee on an unsecured and several basis, 50% of the outstanding Flash Ventures’ lease obligations under master lease agreements entered into from December 2004 through December 2008.  These master lease obligations are denominated in Japanese yen and are noncancelable.  Our total master lease obligation guarantee, net of lease payments, as of December 28, 2008, was  189.4 billion Japanese yen, or approximately $2.09 billion based upon the exchange rate at December 28, 2008.

From time-to-time, we and Toshiba mutually approve increases in the wafer supply capacity of Flash Ventures that may contractually obligate us to increase capital funding.  As of December 28, 2008, Flash Partners’ Fab 3 had reached full capacity of approximately 150,000 wafers per month; however, we expect to continue to invest in Flash Partners in order to convert to future technology nodes.  The capacity of Flash Alliance’s Fab 4 at full expansion is expected to be approximately 210,000 wafers per month, and the timeframe to reach full capacity is to be mutually agreed upon by both parties.  In fiscal year 2008, Fab 4 was ramped to more than 50% of this estimated full capacity.  We are currently not investing in further capacity expansion of Fab 4 as weak macroeconomic conditions coupled with the growth of our NAND supply base have resulted in us carrying excess inventory. During the remainder of fiscal year 2009, we expect to invest approximately $425 million in Flash Ventures primarily for future technology nodes, which we expect will be funded through additional investments and loans to Flash Ventures, and working capital contributions from Flash Ventures.

On January 29, 2009, we entered into definitive agreements with Toshiba, under which we and Toshiba agreed to restructure Flash Partners and Flash Alliance to provide for the acquisition by Toshiba of certain production capacity in connection with the production of NAND flash memory products at the facilities.  The agreements specify the terms and conditions under which each flash venture has agreed to sell to Toshiba more than 20% of its current production capacity through the acquisition by Toshiba of certain owned and leased equipment.  The total value of the restructuring transaction to us is approximately $890 million based upon the exchange rate as of January 29, 2009.  Approximately one-third of this value will be in cash paid to us and approximately two-thirds of this value represents a transfer of lease obligations to Toshiba which should reduce our outstanding lease obligations and associated lease guarantees by approximately 28%.  These transactions are expected to occur at several closings between January 30, 2009 and March 31, 2009, subject to certain closing conditions and contingencies.

FlashVision Venture with Toshiba.  In the second quarter of fiscal year 2008, we and Toshiba determined that production of NAND flash memory products utilizing 200-millimeter wafers was no longer cost effective relative to market prices for NAND flash memory and decided to wind-down the FlashVision venture.  As part of the ongoing wind-down of FlashVision, Toshiba purchased certain assets of FlashVision.  The existing master equipment lease agreement between FlashVision and a consortium of financial institutions has been retired, thereby releasing us from our contingent indemnification obligation with Toshiba.  Due to the wind-down qualifying as a reconsideration event under FIN 46R, we re-evaluated and concluded that FlashVision is no longer a variable interest entity within the scope of FIN 46R.  In fiscal year 2008, we received distributions of $103 million, relating to our investment in FlashVision.  We took impairment charges of $10 million in the fourth quarter of fiscal year 2007 and $10 million in the third quarter of fiscal year 2008 due to FlashVision’s difficulty in selling the remaining excess capital equipment due to deteriorating market conditions for equipment related to the production of 200-millimeter NAND-based flash memory products.  At December 28, 2008, we had a net investment in FlashVision of $64 million denominated in Japanese yen, offset by $43 million of cumulative translation adjustments recorded in accumulated OCI within Stockholder’s Equity of the Consolidated Balance Sheets.

Contractual Obligations and Off-Balance Sheet Arrangements

Our contractual obligations and off-balance sheet arrangements at December 28, 2008, and the effect those contractual obligations are expected to have on our liquidity and cash flow over the next five years are presented in textual and tabular format in Note 13, “Commitments, Contingencies and Guarantees,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

Impact of Currency Exchange Rates

Exchange rate fluctuations could have a material adverse effect on our business, financial condition and results of operations.  Our most significant foreign currency exposure is to the Japanese yen in which we purchase the vast majority of our NAND flash wafers.  In addition, we also have significant costs denominated in the Chinese renminbi, or RMB, and the Israeli New shekel, or ILS.  We do not enter into derivatives for speculative or trading purposes.  In fiscal years 2008 and 2007, we used foreign currency forward contracts to mitigate transaction gains and losses generated by certain monetary assets and liabilities denominated in currencies other than the U.S. dollar.  In addition, in fiscal year 2008, we used foreign currency forward contracts and options to partially hedge our future Japanese yen costs for NAND flash wafers.  Our derivative instruments are recorded at fair value in assets or liabilities with final gains or losses recorded in other income (expense) or as a component of accumulated OCI and subsequently reclassified into cost of product revenues in the same period or periods in which the cost of product revenues is recognized.  See Note 6, “Derivatives and Hedging Activities,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.

For a discussion of foreign operating risks and foreign currency risks, see Item 1A, “Risk Factors,” of our Annual Report on Form 10-K/A for the fiscal year ended December 28, 2008.

Recent Accounting Pronouncements

See Note 2, “Recent Accounting Pronouncements,” of the Notes to Consolidated Financial Statements included in Item 8 of this report.